Exhibit 99.1

Team:

Next week we kick-off annual performance reviews. This is an important time of year for all of us. I realize that for many, if not most people, reviews may create some anxiety. Nonetheless, these conversations are a great opportunity to get feedback, reflect on where we each are headed, and to have a meaningful conversation with your manager.

Due to the pending transaction with Sprint, I’m pleased to let you know that we have developed a Retention Plan for employees, which is payable should we close a transaction with Sprint. Immediately following your performance review conversation with your manager during the week of January 28, you will be given the opportunity to meet personally with a pre-determined member of the HR team to receive your customized Retention Statement.

The individual meetings are intended to provide you with your retention information and to answer any questions. Above all, we want you to know that you are critical to Clearwire and we want you here.

There are four components to the Retention Statement related to the pending transaction with Sprint:

1.	Conversion of stock grants to a cash payout
2.	A cash retention payment (for eligible employees)
3.	Bonus proration for bonus eligible employees
4.	Severance payments in the event that your position is impacted after a close

The Retention Statement will include more details on each component, including eligibility requirements and the timing of payments. You should read the Retention Statement carefully to ensure you understand the specifics of each component.

Your manager will also be invited to attend the meeting and you’ll receive an email from your HR representative with next step instructions. In the meantime, if you have any questions please reach out to your manager or contact Human Resources Communications.

Kind regards,

Beth